Exhibit (a)(5)(B)

KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon Patterson	William C. Murschel
	216.689.0520	216.828.7416
	Vernon_Patterson@keybank.com	William_C_Murschel@keybank.com

Christopher F. Sikora
216.689.3133
Chris_sikora@keybank.com

INVESTOR		KEY MEDIA
RELATIONS: www.key.com/ir		NEWSROOM: www.key.com/newsroom

FOR IMMEDIATE RELEASE

KEYCORP ANNOUNCES FINAL EXCHANGE RATIOS FOR ITS SERIES A PREFERRED

STOCK EXCHANGE OFFER AND FOR ITS SEPARATE TRUST PREFERRED SECURITIES

EXCHANGE OFFER

CLEVELAND, June 29, 2009 — KeyCorp (NYSE: KEY) announced today that it has determined the final exchange ratio in connection with its previously announced offer to exchange common shares of KeyCorp for any and all outstanding shares of KeyCorp’s 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A (the “Series A Exchange Offer”). KeyCorp further announced today that it has determined the final exchange ratios in connection with its separate offer to exchange (the “Trust Preferred Exchange Offer”) common shares of KeyCorp for any and all Trust Preferred Securities of KeyCorp Capital I, KeyCorp Capital II, KeyCorp Capital III and KeyCorp Capital VII (the “Capital Trusts”).

In accordance with the terms of the Series A Exchange Offer as set forth in KeyCorp’s Offer to Exchange, dated June 3, 2009, and related letter of transmittal, filed with the Securities and Exchange Commission (the “SEC”) as exhibits to KeyCorp’s Schedule TO on June 3, 2009, as amended, KeyCorp determined that the exchange ratio for the Series A Exchange Offer is 13.7210 common shares for each share of Series A preferred stock accepted for exchange. The total number of KeyCorp common shares issuable for each share of Series A preferred stock accepted for exchange was determined by adding (i) 7.0922 KeyCorp common shares to (ii) the number of common shares equal to $35.00 divided by $5.28, the arithmetic average of the daily volume-weighted average per share price of KeyCorp common shares for each trading day in the five consecutive trading day period ended June 26, 2009.

In accordance with the terms of the Trust Preferred Exchange Offer, as set forth in KeyCorp’s Exchange Offer and Solicitation Statement, dated June 3, 2009, and related letter of transmittal and consent, KeyCorp has determined the final exchange ratios (both for the Early Tender Period and the Final Tender Period) for each series of Trust Preferred Securities and listed the ratios in the table below.

The tender period for the Trust Preferred Exchange Offer is comprised of two parts, an early tender period that expired at 5:00 p.m., New York City time, on June 16, 2009 (the “Early Tender Period”), and a final tender period that began immediately following the Early Tender Period and expires on the expiration date of the Trust Preferred Exchange Offer (the “Final Tender Period”). The total number of KeyCorp common shares issuable for each $1,000 liquidation preference of Trust Preferred Securities tendered during the Early Tender Period (and not subsequently withdrawn) is equal to the sum of (i) (A) the applicable exchange value for each Capital Trust and (B) the early tender premium value, each divided by (ii) $5.2801, which is the arithmetic average of the per share volume weighted average price of KeyCorp common shares for each trading day in the five consecutive trading day period ended June 26, 2009. The total number of KeyCorp common shares issuable for each $1,000 liquidation preference of Trust Preferred Securities tendered (and not subsequently withdrawn) during the Final Tender Period is equal to the applicable exchange value for each Capital Trust divided by $5.2801. The number of KeyCorp common shares issuable for each $1,000 liquidation preference of Trust Preferred Securities for holders who tender during the Early Tender Period and Final Tender Period, as applicable, is listed below:

CUSIP	Title of Securities	Issuer	Exchange Value	Early Tender Premium Value	Total Exchange Value	Exchange Ratio/Number of Common Shares per $1,000 Liquidation Preference of Trust Preferred Securities (Early Tender Period)	Exchange Ratio/Number of Common Shares per $1,000 Liquidation Preference of Trust Preferred Securities (Final Tender Period)
49326MAA3	Floating Rate Capital Securities	KeyCorp Capital I	$700	$50	$750	142.0428	132.5732
49325YAA7	6 7/8% Capital Securities	KeyCorp Capital II	$800	$50	$850	160.9818	151.5123
49326QAA4	7 3/4% Capital Securities	KeyCorp Capital III	$800	$50	$850	160.9818	151.5123
49327LAA4	5.70% Capital Securities	KeyCorp Capital VII	$800	$50	$850	160.9818	151.5123

The Series A Exchange Offer and the Trust Preferred Exchange Offer will each expire at 11:59 p.m. New York City time, on Tuesday, June 30, 2009, unless extended or earlier terminated by KeyCorp. Securities that are tendered into either exchange offer may be withdrawn at any time prior to this date. To receive the consideration in either the Series A Exchange Offer or the Trust Preferred Exchange Offer, holders must validly tender and not withdraw their securities prior to the expiration date. KeyCorp will deliver the consideration for each exchange offer promptly after the expiration date of such exchange offer, on or about July 6, 2009. The consummation of the Series A Exchange Offer is not conditioned on the consummation of the Trust Preferred Exchange Offer or vice versa.

J.P. Morgan Securities Inc. is acting as KeyCorp’s sole financial advisor in connection with the Series A Exchange Offer. J.P. Morgan Securities Inc. and Morgan Stanley are acting as KeyCorp’s joint financial advisors in connection with the Trust Preferred Exchange Offer. In addition, Morgan Stanley is KeyCorp’s capital advisor on all of its capital execution plans related to the U.S. Government’s Supervisory Capital Assessment Program. The advisors have not been retained to, and will not, solicit acceptances of the exchange offers or make any recommendations to holders with respect thereto. The complete terms and conditions of the Series A Exchange Offer are set forth in the Offer to Exchange and letter of transmittal that have been sent to holders of the Series A Preferred Stock. The complete terms and conditions of the Trust Preferred Exchange Offer are set forth in the Exchange Offer and Solicitation

Statement and letter of transmittal that have been sent to holders of the Trust Preferred Securities. Holders are urged to read carefully the exchange offer documents relating to the securities they hold.

Copies of the respective Offers to Exchange and letters of transmittal relating to the Series A Exchange Offer and of the Exchange Offer and Solicitation Statement and letter of transmittal relating to the Trust Preferred Exchange Offer may be obtained from D.F. King & Co., Inc., the information agent for each of the Series A Exchange Offer and the Trust Preferred Exchange Offer, at (800) 431-9633 or, for bankers and brokers, at (212) 269-5550 (Collect). The Exchange Agent for each of the exchange offers is Computershare Trust Company, N.A., which may be contacted at (781) 575-2332. The Offer to Exchange, letter of transmittal and other related documents for the Series A Exchange Offer have also been filed with the SEC on Schedule TO and may be obtained for free at the SEC’s website, www.sec.gov. Both of the offers to exchange are being made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. This press release is neither an offer to purchase nor a solicitation to buy any shares of the Series A Preferred Stock and/or Trust Preferred Securities, nor is it a solicitation for acceptance of the respective exchange offers. KeyCorp is making the respective exchange offers only by, and pursuant to the terms of, the Offer to Exchange and related letters of transmittal, in the case of the Series A Exchange Offer, and the Exchange Offer and Solicitation Statement and related letter of transmittal, in the case of the Trust Preferred Exchange Offer. The respective exchange offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of KeyCorp or its affiliates, the trustees of the Capital Trusts, the exchange agent, the information agent, the financial advisors or the capital advisor is making any recommendation as to whether or not holders should tender their shares of Series A Preferred Stock and/or Trust Preferred Securities in connection with the respective exchange offers.

Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $98 billion. Business Week Magazine named Key the top bank in its Customer Service Champ 2009 edition, ranking Key 11th out of the top-25 companies that include many known for their customer service acumen. KeyCorp companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit www.key.com.

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You may obtain these documents by contacting KeyCorp, Investor Relations, at (216) 689-4221 or by email at KeyCorp_Capital_Exchange@KeyBank.com.

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This press release contains what we believe are “forward-looking statements” about our financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of KeyCorp’s control. KeyCorp’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

Factors that may cause actual results to differ materially include, among other things: (1) adverse capital markets conditions and the inability to raise equity and other funding in the capital markets; (2) further downgrades in our credit ratings; (3) unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets;(4) changes in interest rates; (5) changes in trade, monetary or fiscal policy; (6) asset price deterioration has had (and may continue to have) a negative effect on the valuation of certain asset categories represented on KeyCorp’s balance sheet; (7) continuation of the recent deterioration in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, which could, among other things, materially impact credit quality trends and our ability to generate loans; (8) continued disruption in the housing markets and related conditions in the financial markets; (9) increased competitive pressure among financial services companies due to the recent consolidation of competing financial institutions and the conversion of certain investment banks to bank holding companies; (10) heightened legal standards and regulatory practices, requirements or expectations; (11) the inability to successfully execute strategic initiatives designed to grow revenues and/or manage expenses; (12) increased FDIC deposit insurance premiums; (13) difficulty in attracting and/or retaining key executives and/or relationship managers; (14) consummation of significant business combinations or divestitures; (15) operational or risk management failures due to technological or other factors; (16) changes in accounting or tax practices or requirements; (17) new legal obligations or liabilities or unfavorable resolution of litigation; and (18) disruption in the economy and general business climate as a result of terrorist activities or military actions.

For additional information on KeyCorp and the factors that could cause KeyCorp’s actual results or financial condition to differ materially from those described in the forward-looking statements consult KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. We do not assume any obligation to update these forward-looking statements.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit http://Key.com/newsroom to view our Media Newsroom.